Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined statements of operations (pro forma statements of operations) give effect to the acquisition of USWM Enterprises, LLC (USWM) by Supernus Pharmaceutical, Inc. (Supernus or the Company), and were prepared in accordance with the requirements of Article 11 of Regulation S-X. The pro forma statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 assume that the acquisition of USWM took place as of January 1, 2019.

The pro forma statement of operations for the year ended December 31, 2019 combines the historical results of the Company and USWM for that period. The pro forma statement of operations for the six months ended June 30, 2020 combines the historical results of the Company for that period with the historical results of USWM for the period from January 1, 2020 through June 8, 2020, the date immediately preceding the acquisition close date. The results of USWM from the period post acquisition close date; i.e. June 9, 2020 through June 30, 2020, were included in the historical results for the Company for the six months ended June 30, 2020. All historical USWM results included herein have been derived from the underlying books and records of USWM prior to the acquisition. A pro forma balance sheet is not presented here because the Company’s condensed consolidated balance sheet as of June 30, 2020 is included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 fully reflects the acquisition as of the closing date, June 9, 2020.

Accounting for the acquisition is dependent upon certain information; e.g. valuation reports and other studies, that have not yet been finalized. The Company cannot finalize the accounting for the acquisition until that information is available in final form. Therefore, the acquired assets and assumed liabilities of USWM have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable, utilizing information that is currently available. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position. The Company intends to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the acquisition, which is June 9, 2021. The Company is not required to, and therefore does not intend to update these pro forma results as presented herein for any of these changes.

The pro forma statements of operations set forth below which give effect to the acquisition also include the application of the acquisition method of accounting and reflect the restructuring of USWM. This restructuring occurred prior to the acquisition, as described in Note 1 to the pro forma statements of operations.

The pro forma statements of operations should be read in conjunction with:

•The accompanying notes to the unaudited pro forma condensed combined statements of operations;

•The Company's audited consolidated financial statements and related notes, included in the Company' Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•The Company's unaudited condensed consolidated financial statements and related notes included in the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2020 and June 30, 2019; and

•USWM's audited consolidated financial statements and related notes, for the fiscal year ended December 31, 2019, and 2018 and the unaudited condensed consolidated financial statements and related notes, for the three months ended March 31, 2020 and 2019, which are included as Exhibits to this Current Report on Form 8-K/A.

Supernus Pharmaceuticals, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2020
(in thousands, except share and per share data)

	Historical Supernus	Adjusted USWM	Acquisition Pro Forma Adjustments		Pro Forma Combined
	(as reported)	(Note 4)	(Note 5, 6)	Note 6
Revenues
Net product sales	$216,474	$63,260	$—		$279,734
Royalty revenues	5,231	—	—		5,231
Total revenues	221,705	63,260	—		284,965

Costs and expenses
Cost of goods sold(a)	12,538	24,685	1,156	(A),(D)	38,379
Research and development	41,184	2,836	25	(E)	44,045
Selling, general and administrative	89,717	22,122	(8,268)	(B),(E)	103,571
Amortization of intangible assets	3,706	737	7,919	(C)	12,362
Total costs and expenses	147,145	50,380	832		198,357

Operating earnings (losses)	74,560	12,880	(832)		86,608

Other income (expense)
Interest income	9,726	—	—		9,726
Interest expense	(11,570)	—	(234)	(A)	(11,804)
Other income (expense), net	3,528	(92)	—		3,436
Total other income (expense)	1,684	(92)	(234)		1,358

Earnings (losses) before income taxes	76,244	12,788	(1,066)		87,966

Income tax expense (benefit)	20,059	6,099	(268)	(F)	25,890
Net earnings (losses)	$56,185	$6,689	$(798)		$62,076

Earnings per share
Basic	$1.07				$1.18
Diluted	$1.05				$1.16

Weighted-average shares outstanding
Basic	52,545,910				52,545,910
Diluted	53,611,418				53,611,418
___________________________________________
(a) Excludes amortization of acquired intangible assets

See accompanying notes to the unaudited pro forma condensed combined financial statements

Supernus Pharmaceuticals, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(in thousands, except share and per share data)

	Historical Supernus	Adjusted USWM	Acquisition Pro Forma Adjustments		Pro Forma Combined
	(as reported)	(Note 4)	(Note 5, 6)	Note 6
Revenues
Net product sales	$383,400	$149,826	$—		$533,226
Royalty revenues	9,355	226	—		9,581
Total revenues	392,755	150,052	—		542,807

Costs and expenses
Cost of goods sold(a)	16,660	56,730	3,584	(A),(D)	76,974
Research and development	69,099	7,371	45	(E)	76,515
Selling, general and administrative	153,246	53,661	(1,521)	(B),(E)	205,386
Amortization of intangible assets	5,179	2,207	17,271	(C)	24,657
Total costs and expenses	244,184	119,969	19,379		383,532

Operating earnings (losses)	148,571	30,083	(19,379)		159,275

Other income (expense)
Interest income	21,833	—	—		21,833
Interest expense	(22,707)	—	(530)	(A)	(23,237)
Other income (expense), net	(210)	(74)	—		(284)
Total other income (expense)	(1,084)	(74)	(530)		(1,688)

Earnings (losses) before income taxes	147,487	30,009	(19,909)		157,587

Income tax expense (benefit)	34,431	10,463	(5,043)	(F)	39,851
Net earnings (losses)	$113,056	$19,546	$(14,866)		$117,736

Earnings per share
Basic	$2.16				$2.25
Diluted	$2.10				$2.19

Weighted-average shares outstanding
Basic	52,412,181				52,412,181
Diluted	53,816,754				53,816,754
___________________________________________
(a) Excludes amortization of acquired intangible assets

See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 - Description of the Transaction

On June 9, 2020 (the Closing Date), the Company completed its acquisition of all of the outstanding equity of USWM Enterprises, LLC (USWM) a privately-held biopharmaceutical company, pursuant to a Sale and Purchase Agreement with US WorldMeds Partners, LLC (Seller), dated April 28, 2020 (the Agreement). Under the terms of the Agreement, the Company specifically acquired the right to further develop and commercialize APOKYN®, XADAGO® and the Apomorphine Infusion Pump in the United States and MYOBLOC® worldwide (the Products). The Company paid the Seller $297.2 million in cash. Contingent payments of up to $230.0 million are due to the Seller upon the achievement of certain milestones related to the development and sale of the Products. In connection therewith, the Company recorded a contingent consideration liability of $115.7 million as of the date of the acquisition, to reflect the estimated fair value of the contingent consideration.

Immediately following the closing of the acquisition, USWM changed its name to MDD US Enterprises, LLC.

Prior to the acquisition, USWM was comprised of assets and operations related to a portfolio of products that treat central nervous system (CNS) and non-CNS diseases. Accordingly, the historical financial statements of USWM are comprised of assets, liabilities and operations that include both the CNS and non-CNS related activities. Pursuant to the Agreement, the Seller completed a reorganization of USWM (the Restructuring) immediately prior to the acquisition by the Company, whereby USWM spun out certain legal entities and assets related to non-CNS products and activities into a newly formed company that was retained by the Seller. Thereby, at the Closing Date, USWM was comprised of the assets, liabilities and operations related to the acquired CNS portfolio only. The pro forma adjustments described in Note 4 reflect the elimination of non-CNS business in connection with the Restructuring.

Note 2 - Basis of Presentation

The pro forma statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 were prepared in accordance with the requirements of Article 11 of Regulation S-X, and were based on the historical financial statements of the Company and USWM. The historical financial statements of USWM comprise the assets, liabilities, and operations that include both CNS and non-CNS activities.

The historical consolidated financial information has been adjusted in the accompanying pro forma statements of operations to give effect to the acquisition, assuming it took place on January 1, 2019. In addition, the pro forma statements of operations give effect to pro forma events that are (a) directly attributable to the acquisition, (b) factually supportable and (c) expected to have a continuing impact on the condensed combined statement of operations.

The acquisition of USWM is considered to be an acquisition of a business, as defined in Accounting Standards Codification (ASC) 805, Business Combinations. Therefore, the pro forma statements of operations have been prepared using the acquisition method of accounting in accordance with ASC 805, which generally requires the acquired assets and assumed liabilities to be recognized at fair value at Closing Date. The pro forma statements of operations may differ from the Company's final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed as of the Closing Date are preliminary and therefore subject to change within the measurement period (up to one year from the Closing Date), at which time the valuation analysis and other studies are finalized. The preliminary purchase price allocation is discussed in Note 5.

Certain reclassifications have been made to the historical presentation of USWM’s financial statements in order to conform to the financial statement presentation of the Company. These reclassifications are discussed further in Note 4.

Costs related to the acquisition, recorded by both USWM and the Company in each of the respective historical financial statements, have been excluded from the pro forma statements of operations for the six months ended June 30, 2020 and year ended December 31, 2019. These reflect non-recurring charges directly related to the transaction. These adjustments are discussed further in Note 6.

The pro forma statements of operations are provided for illustrative purposes only. These do not purport to represent what the actual consolidated results of operations of the combined company would have been had the acquisition occurred on January 1, 2019, nor are they necessarily indicative of future consolidated results of operations of the combined company on a standalone basis. The pro forma statements of operations neither reflect the costs of any integration activities nor the synergies and benefits that may result from realization of any anticipated revenue growth or operational efficiencies expected to result from the acquisition of USWM.

Note 3 - Accounting Policies

The accounting policies of the Company in certain respects may vary materially from those of USWM. During the preparation of the pro forma statements of operations, the Company's management performed a preliminary analysis of the historical accounting policies of USWM.

The accounting policies used in the preparation of the pro forma statements of operations are those applied in the historical financial statements of the Company, including the application of Accounting Standards Update No. 2016-02, Leases (ASC 842), which was adopted by the Company on January 1, 2019. USWM, a privately-held company, was not required to adopt ASC 842 in its historical financial statements. A preliminary determination of the lease liabilities and corresponding right-of-use assets of USWM were made in connection with the purchase price accounting at the Closing Date, June 9, 2020. The Company has reflected the pro forma adjustment related to the adoption of ASC 842 by USWM as further described in Note 6(A). There are no other significant adjustments necessary to conform USWM’s financial statements to the accounting policies used by the Company, in the preparation of the pro forma financial statements.

The Company's management continues to review USWM’s historical accounting policies in order to determine if differences in accounting policies would require further adjustment or reclassification of USWM’s results of operations, or reclassification of assets or liabilities, to conform to the Company’s accounting policies and classifications. As a result of this review, the Company's management may identify differences that, when adjusted or reclassified, could have a material impact on the pro forma statements of operations included herein. Those adjustments would be reflected in the Company's financial statements as of the period in which those adjustments are identified.

Note 4 - Reclassification Adjustments and Elimination of non-CNS business

As mentioned previously, certain reclassifications have been made to the historical presentation of the statement of operations of USWM to conform to the financial statement presentation of the Company. In addition, certain operations of USWM related to its non-CNS business were divested in connection with the Restructuring that occurred immediately prior to the Closing Date, and therefore the non-CNS business was not acquired by the Company. These divested operations were eliminated as reflected below. The following summarizes the reclassification adjustments and pro forma adjustments to eliminate the operations of the non-CNS business of USWM, and the conformance to the financial statement presentation of the Company, for the period ended June 8, 2020 and year ended December 31, 2019 (dollars in thousands):

	Period Ended June 8, 2020
	Historical USWM Before Adjustments	Elimination of non-CNS Business (1)		Reclassification Adjustments (3)	Adjusted USWM
Revenues
Net product sales	$70,704	$(7,524)		$80	$63,260
Contract revenues	1,656	(916)		(740)	—
Total revenues	72,360	(8,440)		(660)	63,260

Costs and expenses
Cost of goods sold	28,656	(5,202)		1,231	24,685
Research and development	5,152	(2,302)		(14)	2,836
Selling, general and administrative	—	—		22,122	22,122
Sales and marketing	18,387	(7,576)		(10,811)	—
Commercial operations	10,595	(1,178)		(9,417)	—
General and administrative	12,008	(8,387)		(3,621)	—
Manufacturing transition	150	—		(150)	—
Amortization of intangible assets	775	(38)		—	737
Total costs and expenses	75,723	(24,683)		(660)	50,380

Operating earnings (losses)	(3,363)	16,243		—	12,880

Other income (expense)
Interest income (expense)	(10,629)	10,629		—	—
Other income (expense), net	(12,953)	12,861		—	(92)
Total other income (expense)	(23,582)	23,490		—	(92)

Earnings (losses) before income taxes	(26,945)	39,733		—	12,788

Income tax expense (benefit)	(4,053)	10,152	(2)	—	6,099
Net earnings (losses)	(22,892)	29,581		—	6,689

Less: net loss attributable to noncontrolling interest	(1,260)	1,260		—	—
Net earnings (losses) attributable to USWM	$(21,632)	$28,321		$—	$6,689

	Year Ended December 31, 2019
	Historical USWM Before Adjustments	Elimination of non-CNS Business (1)		Reclassification Adjustments (3)	Adjusted USWM
Revenues
Net product sales	$170,405	$(20,699)		$120	$149,826
Contract revenues	21,966	(20,308)		(1,658)	—
Royalty revenues	—	—		226	226
Total revenues	192,371	(41,007)		(1,312)	150,052

Costs and expenses
Cost of goods sold	63,471	(10,109)		3,368	56,730
Research and development	16,699	(10,120)		792	7,371
Selling, general and administrative	—	—		53,661	53,661
Sales and marketing	53,708	(27,084)		(26,624)	—
Commercial operations	26,800	(3,696)		(23,104)	—
General and administrative	26,986	(18,440)		(8,546)	—
Manufacturing transition	1,150	(291)		(859)	—
Amortization of intangible assets	3,041	(834)		—	2,207
Total costs and expenses	191,855	(70,574)		(1,312)	119,969

Other operating income	21,219	(21,219)		—	—

Operating earnings (losses)	21,735	8,348		—	30,083

Other income (expense)
Interest income (expense)	(24,853)	24,853		—	—
Other income (expense), net	2,837	(2,911)		—	(74)
Total other income (expense)	(22,016)	21,942		—	(74)

Earnings (losses) before income taxes	(281)	30,290		—	30,009

Income tax expense (benefit)	2,709	7,754	(2)	—	10,463
Net earnings (losses)	(2,990)	22,536		—	19,546

Less: net loss attributable to noncontrolling interest	(2,814)	2,814		—	—
Net earnings (losses) attributable to USWM	$(176)	$19,722		$—	$19,546

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(1)Elimination of non-CNS Business - These adjustments remove the results of operations related to the activities of legal entities divested by USWM in connection with the Restructuring. Eliminated revenues primarily relate to non-CNS commercial products and services.

The expenses eliminated fall into several categories. First, the Company eliminated all costs that were incurred solely on behalf of the non-CNS operations. Second, pro forma allocations were made to eliminate employee compensation and related expenses for USWM employees that were not transferred to the Company as part of the acquisition. Such expenses included employee salaries, wages, bonus, and benefits, as well as ancillary, non-compensation costs. Third, the Company eliminated any cost that was part of the Restructuring and would not have a continuing impact on the operations, such as the historical depreciation expense related to the USWM corporate building. This building remained with the Seller and was not part of the assets acquired by the Company. The remaining activities of USWM will be integrated at the Company's facilities, primarily in Maryland.

(2)Income Tax Adjustments - This adjustment reflects the elimination of pre-tax losses of the non-CNS portion of the business. It is computed by applying the statutory tax rates applicable at the period ending June 8, 2020 and the year ending December 31, 2019, which are 25.5% and 25.6%, respectively. The statutory tax rate may differ materially from the Company’s effective tax rate following the acquisition. Moreover, it does not consider any historical or future tax events that may impact the combined company.

(3)Financial Statement Reclassification - Adjustments were made to reclassify amounts to conform with the Company's financial statement presentation. Accordingly, there is no impact to net earnings.

Note 5 - Purchase Price Accounting and Related Adjustments

The Company expects to finalize its purchase price allocation within one year of the Closing Date. In addition, the Company continues to analyze and assess relevant information necessary to determine, recognize and record at fair value the assets acquired and liabilities assumed in the following areas: intangible assets, lease assets and liabilities, tax assets and liabilities, and certain existing or potential reserves, such as those for legal or contract-related matters. The activities the Company is currently undertaking, include but are not limited to the following: review of acquired contracts and other contract-related and legal matters, review and evaluation of the accounting policies, tax positions, and other tax-related matters. Further, the Company is in the process of obtaining input from third party valuation firms with respect to the fair value of the acquired tangible and intangible assets, and other information necessary to record and measure the assets acquired and liabilities assumed. Accordingly, the preliminary recognition and measurement of assets acquired and liabilities assumed as of Closing Date is subject to change.

The following preliminary purchase price allocation table presents the Company’s preliminary estimates of the fair values of the assets acquired and liabilities assumed at the Closing Date (dollars in thousands):

Cash and cash equivalents	$6,994
Accounts receivable	18,474
Inventories	10,400
Prepaid expenses and other current assets	3,564
Property and equipment	454
Finance lease asset(1)	22,747
Intangible assets	387,000
Other assets	340
Total fair value of assets acquired	449,973
Accounts payable	(2,573)
Accrued expenses and other current liabilities	(23,339)
Finance lease liability(1)	(22,747)
Deferred income tax liabilities	(69,515)
Total fair value of liabilities assumed	(118,174)
Total identifiable net assets	$331,799
Goodwill	88,095
Total purchase price	$419,894

Cash consideration paid(2)	$297,200

______________________________________________________________
(1) Refer to Note 6(A) for further discussion of the acquired finance lease asset and assumed lease liability.
(2) Represents total purchase price, less cash and cash equivalents acquired and contingent consideration liabilities recorded at the Closing Date

The acquired intangible assets include definite-lived intangible assets: acquired developed technology and product rights for the acquired Products and an indefinite-lived intangible asset: acquired in-process research & development (IPR&D)

related to the infusion pump product candidate. Definite-lived intangible assets are amortized over their estimated useful lives. Acquired IPR&D in a business combination is considered to be indefinite-lived until the completion or abandonment of the associated research and development efforts. Upon successful completion of the project, the capitalized amount is amortized over the estimated useful life. The preliminary amortization period and preliminary valuation may change materially during the measurement period; therefore, the related amortization expense could differ from the estimates used in the pro forma adjustments herein. Refer to Note 6(C).

Note 6 - Acquisition-related Adjustments

The following pro forma adjustments relate to the application of purchase accounting and other acquisition-related costs to the pro forma statements of operations for the six months ended June 30, 2020 and year ended December 31, 2019:

(A)Merz Contract Adjustment - USWM had an existing contract manufacturing agreement with Merz Pharma GmbH & Co. KGaA (Merz), for the manufacture and supply of MYOBLOC (Merz Agreement). In connection with the adoption of ASC 842 as of the Closing Date, the Company determined that the Merz Agreement contains an embedded finance lease under ASC 842 and recorded a finance right of use asset and corresponding lease liability. USWM previously had deferred and amortized certain costs associated with the Merz Agreement. This pro forma adjustment gives effect to the application of ASC 842 as if the finance lease was recorded as of January 1, 2019. The additional lease amortization expense is recorded within Cost of goods sold, in the amounts of $1.6 million and $3.2 million respectively This expense is partially offset by the elimination of the previously recorded deferred cost amortization expense, $1.1 million and $1.2 million for the six months ended June 30, 2020 and year ended December 31, 2019, respectively. In addition, a pro forma adjustment was recorded to reflect the additional interest expense of $0.2 million and $0.5 million for the six months ended June 30, 2020 and year ended December 31, 2019, respectively.

(B)Acquisition-related Cost Elimination - Acquisition-related expenses, including certain legal, accounting and other third-party advisor expenses, have been eliminated. Acquisition-related expenses were $8.4 million and $1.7 million for the six-months ended June 30, 2020 and year ended December 31, 2019, respectively. Acquisition-related expenses are not reflected in the pro forma statements of operations because these expenses do not have a continuing impact on the operating results of the combined company.

(C)Intangible Asset Step-up Amortization Adjustment - Excluding the acquired IPR&D, all amortization adjustments related to acquired intangible assets, are recorded to Amortization of intangible assets. The estimated amortization expense associated with the finite-lived intangible assets was computed using the straight-line method, and are based on their estimated useful lives.

Acquired IPR&D assets are considered to be indefinite-lived and are not amortized until the completion of the associated research and development efforts. The following table summarizes the preliminary purchase price allocation, the preliminary average remaining useful lives, and pro forma adjustments for identifiable finite-lived intangible assets acquired (dollars in thousands):

	Estimated Useful Lives (in years)	Estimated Fair Value	Period ended June 8, 2020	Year ended December 31, 2019
Acquired In-process Research & Development	n/a	$150,000	$—	$—
Acquired Developed Technology and Product Rights
APOKYN PEN	12.5	190,000	6,755	15,200
XADAGO	10.5	34,000	1,439	3,238
MYOBLOC	12.5	13,000	462	1,040
Total Acquired Developed Technology and Product Rights	10.5 - 12.5	237,000	8,656	19,478
Total intangible assets		$387,000	$8,656	$19,478
Less: historical amortization of intangible assets			(737)	(2,207)
Pro forma adjustment			$7,919	$17,271

(D)Inventory Step-up Amortization Adjustment - This adjustment reflects the revaluation of USWM’s finished goods and work in process inventory to fair value. Fair value was estimated as approximately $10.4 million, an increase of $2.4 million from the carrying value at Closing Date. The fair value calculation is preliminary and subject to change.

After the acquisition, the step-up in inventory fair value of $2.4 million will increase cost of sales as the inventory is sold over a turnover period of approximately 18 months. As there is a continuing impact, the amortization of the inventory step-up was estimated based on the 18 month turnover period. The pro forma adjustments for the six months ended June 30, 2020 and year ended December 31, 2019 were $0.7 million and $1.6 million, respectively.

(E)Employee Share-based Awards Amortization Adjustment - Following the Closing Date, the Company granted share-based awards, under the Company's employee stock incentive plan, to certain employees of USWM who transferred to the Company. This pro forma adjustment, which reflects the recognition of the share-based compensation expense associated with these awards, was $0.1 million and $0.2 million in total for the six months ended June 30, 2020 and year ended December 31, 2019, respectively.

(F)Income Tax Adjustment - Reflects the income tax effects of the pro forma adjustments, calculated using a blended statutory tax rate of 25.2% and 25.3% for the six-month period ended June 30, 2020 and twelve-month period ended December 31, 2019, respectively. The statutory rate may differ materially from the Company’s effective tax rate following the acquisition. Moreover, it does not consider any historical or future tax events that may impact the combined company.